EXHIBIT 99.1

Pacific Green Enters Agreement to Secure Strategic Site to Develop 0.5GW / 1.0GWh Battery Energy Park in South Australia

Dover, DE, Nov. 09, 2023 (GLOBE NEWSWIRE) -- / Pacific Green Technologies, Inc. ("Pacific Green"), (OTCQB: PGTK) announces that Pacific Green Technologies (Australia) Pty Ltd., a wholly owned subsidiary of Pacific Green, has entered into an exclusivity agreement to secure a strategically located land site in Limestone Coast, South Australia to develop a 0.5 GW / 1.0 GWh battery energy park (the “Project”).

The Project will commence construction in 2024, with the energy park anticipated to be operational in 2026. When completed it will be the largest battery park in South Australia, connecting directly into an existing 275 kVA substation.

The Project will deliver a major increase in energy storage capacity in South Australia, reducing wholesale energy costs for the state, while also strengthening the region’s energy stability for communities and supporting South Australia’s net-zero transition.

Joel Alexander, Pacific Green’s Managing Director, Australia, commented: “We are excited to grow our portfolio into South Australia, which already has the highest adoption of renewable generation of all states in Australia. Our Limestone Coast Battery Energy Park can act as a load during the day, increasing the viability of even more solar and wind generation, whilst shifting energy to the times it is most valuable in the evening peak. This momentum allows us to accelerate progress towards South Australia achieving 100% net renewables by 2030.

Scott Poulter, Pacific Green’s CEO, added: “Coupled with our energy parks in Portland, Victoria, this agreement cements Pacific Green’s multi-gigawatt platform that will be deployed across Australia in the coming months and years.”

About Pacific Green Technologies, Inc.:

Pacific Green is focused on addressing the world’s need for cleaner and more sustainable energy. It offers grid-scale battery energy storage systems, renewable and environmental technologies.

For more information, visit Pacific Green’s website:
www.pacificgreen.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the continued development of the Project, any potential business developments and future interest in Pacific Green’s battery, solar and environmental technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the continuation of the development of the Project, general economic and political conditions. These forward-looking statements are made as of the date of this news release, and Pacific Green assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Pacific Green believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in Pacific Green’s annual report on Form 10-K for the most recent fiscal year, Pacific Green’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Scott Poulter, Chairman & CEO
Pacific Green Technologies, Inc.
T: +1 (302) 601-4659

Joel Alexander, Managing Director
Pacific Green Technologies (Australia) Pty Ltd.
T: +61 497 335 833